                           SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                      (Amendment No.   )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]
          Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        OKLAHOMA GAS AND ELECTRIC COMPANY
          -----------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)


          -----------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):

          [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
              or 14a-6(j)(2).

          [ ] $500 per each party to the controversy pursuant to Exchange
              Act Rule 14a-6(i)(3).

          [ ] Fee computed on table below per Exchange Act Rules 14a-
              6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

               ------------------------------------------------------------

               2) Aggregate number of securities to which transaction applies:

               ------------------------------------------------------------

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/

               ------------------------------------------------------------

               4)  Proposed maximum aggregate value of transaction:

               ------------------------------------------------------------

          _/   Set forth the amount on which the filing fee is calculated and state how it was determined.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)  Amount Previously Paid:

               --------------------------------------------------

               2)  Form, Schedule or Registration Statement No.:

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               3)  Filing Party:

               --------------------------------------------------

               4)  Date Filed:

               --------------------------------------------------

         Oklahoma Gas
         And Electric Company

         Proxy Statement
         and
         Notice of
         Annual Meeting

         May 19, 1994

         Contents                                            Page

         Chairman's Letter                                     1

         Notice of Annual Meeting                              2

         Proxy Statement                                       3

           Proposal No. 1 - Election of Directors              4
             Information about Directors and Nominees          4
             Information concerning the
               Board of Directors                              7

           Executive Officers' Remuneration                    8
             Report of Compensation Committee on
               Executive Compensation                          8
             Compensation Committee Interlocks
               and Insider Participation                      10
             Summary Compensation Table                       10
             Pension Plan Table                               11

           Company Stock Performance                          12

           Security Ownership                                 12

           Relationship with Independent Public
             Accountants                                      13

           Shareowner Proposals                               13

           Map                                                13



         Notice of Annual Meeting
         of Shareowners
         and Proxy Statement

         Thursday, May 19, 1994, at 10:00 a.m.

         Metro Tech Business
         Conference Center
         1900 Springlake Drive
         Oklahoma City, Oklahoma

Oklahoma Gas and Electric Company

March 28, 1994

Dear Shareowner:

     You are cordially invited to attend the annual meeting of Oklahoma Gas and Electric Company at 10:00 a.m. on Thursday, May
19, 1994, at Metro Tech Business Conference Center, 1900
Springlake Drive, Oklahoma City, Oklahoma.

     Those arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on the Company's current operations and outlook.

     Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please fill out, sign, and return your proxy card in the envelope provided as soon as possible. Your cooperation will be appreciated.

     Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees of the Company, I want to express our gratitude for your confidence and support.

                                 Very truly yours,


                               JAMES G. HARLOW, JR.
                              Chairman of the Board
                                  and President

Notice of Annual Meeting
of Shareowners

     The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held on Thursday, May 19, 1994, at 10:00 a.m. at Metro Tech Business Conference Center, 1900 Springlake Drive, Oklahoma City, Oklahoma, for the following purposes:

(1) To elect three directors to serve for a three-year term; and

(2) To transact such other business as may properly come before the meeting.

The map on page 13 will assist you in locating Metro Tech.

     The Board of Directors has fixed the close of business on March 21, 1994, as the record date for the determination of shareowners entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at the principal offices of the Company at 101 N. Robinson, Oklahoma City, Oklahoma 73102-3405.



                                  Irma B. Elliott
Dated: March 28, 1994             Secretary




IMPORTANT-YOUR PROXY CARD IS ENCLOSED IN THIS ENVELOPE

     Shareowners are requested to fill in, sign, date, and return the proxy promptly in the enclosed envelope. No postage is required for mailing in the United States. Your cooperation will be greatly appreciated.

Proxy Statement
                                                March 28, 1994


     The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held at Metro Tech Business Conference Center, 1900 Springlake Drive, Oklahoma City, Oklahoma, on May 19, 1994, at 10:00 a.m. For the convenience of those shareowners who may attend the meeting, a map is printed on page 13 that gives directions to Metro Tech. At the meeting, it is intended that the owners of the Company's Common Stock and 4% Cumulative Preferred Stock elect three persons to the Company's Board of Directors for a three-year term and until their respective successors shall be elected and shall qualify. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

     The Board of Directors solicits your proxy for use at this meeting. You may revoke your proxy at any time before it is exercised by giving written notice of its revocation to the Secretary of the Company or filing with her another proxy as provided by law. All proxies properly executed by shareowners and received by the Company prior to the meeting will be voted in accordance with the directions made on the proxy and, if no directions are made, the proxy will be voted in favor of election of the Board's nominees for directors.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers and regular employees of the Company. Morrow & Co. Inc., New York, New York, will assist in solicitation of proxies and the Company will pay Morrow & Co. Inc. for its proxy solicitation services approximately $6,000 plus expenses. The Company does not expect to pay any additional compensation for the solicitation of proxies; however, brokers and other custodians, nominees, or fiduciaries may be reimbursed for their expenses in forwarding proxy material to principals and obtaining their proxies.

     On March 1, 1994, the Company had outstanding approximately 40,346,477 shares of Common Stock, par value $2.50 per share; 423,663 shares of 4% Cumulative Preferred Stock, par value $20 per share; and the following shares of Cumulative Preferred Stock, par value $100 per share: 50,000 shares of the 4.20% series, 75,000 shares of the 4.24% series, 65,000 shares of the 4.44% series, 75,000 shares of the 4.80% series and 150,000 shares of the 5.34% series.

     The owners of the 4 % Cumulative Preferred Stock and Common Stock are entitled to one vote on each matter presented for a vote at the meeting for each $2.50 of par value (eight votes per share as to the 4% Cumulative Preferred Stock, $20 par value, and one vote per share as to the Common Stock, $2.50 par value) of stock held by such owners of record at the close of business on March 21, 1994. Owners of other Cumulative Preferred Stock of the Company are not entitled to vote.

     The Company's 1993 Annual Report to its shareowners, including financial statements for the year 1993, was sent on or about March 28, 1994, to all shareowners of the Company of record on March 21, 1994. Financial statements of the Company also are on file with the Securities and Exchange Commission and at the offices of the New York and Pacific Stock Exchanges.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Board of Directors consists of nine members with terms expiring on different Annual Meeting dates. Approximately one-third of the members of the Board of Directors are nominated each year to serve as directors for a term of three years. Directors are elected at the Annual Meeting for the terms specified and continue in office until their successors are elected and qualified.

     At the Annual Meeting to be held on May 19, 1994, three persons are to be elected to the Board of Directors for a term expiring at the Annual Meeting in 1997. The following three persons are the nominees of the Board to be elected for such three-year term: Messrs. William E. Durrett, H.L. Hembree, III and John F. Snodgrass. Each of these individuals is currently a director of the Company whose term as a director is scheduled to expire at the Annual Meeting. Each director serves according to the Company's retirement policy for directors. Accordingly, under the Company's current policy, it is expected that Mr. Snodgrass will retire from the Board following his 70th birthday in September 1995, at which time the Board may elect a new director to serve the balance of Mr. Snodgrass' term.

     The enclosed proxy, unless otherwise specified, will be voted in favor of the election as directors of the previously listed three nominees. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. No nominee or director owns more than 0.1 % of any class of voting securities of the Company.

     For the nominees described herein to be elected as directors, they must receive a plurality of the votes of shares of Common Stock and 4% Preferred present in person or by proxy and entitled to vote. Consequently, any shares not voted (whether by withholding authority, broker non-vote, or otherwise) have no impact on the election of Directors, except to the extent the failure to vote for an individual results in the individual receiving fewer votes than another individual.


INFORMATION ABOUT DIRECTORS AND NOMINEES

     The following contains certain information as of March 1, 1994, concerning the three nominees for directors, as well as the directors whose terms of office do not expire at the Annual
Meeting on May 19, 1994.

Nominees For Election For Term Expiring at 1997 Annual Meeting of
Shareowners

     WILLIAM E. DURRETT, 63, is Chairman of the Board, President and Chief Executive Officer of American Fidelity Corporation, an insurance holding company, and numerous other subsidiaries of American Fidelity Corporation. He serves as Chairman of the Board and director of American Fidelity Assurance Company, an insurance company wholly-owned by American Fidelity Corporation. He also serves as a director of BOK Financial Corporation and Oklahoma Healthcare Corporation. Mr. Durrett has been a director of Oklahoma Gas and Electric Company since March 1991, and is a member of the audit and compensation committees of the Board. He beneficially owns, directly or indirectly, 553 shares of Common Stock of the Company. This does not include 2,600 shares of Common Stock and 200 shares of 4.80% Cumulative Preferred Stock of the Company held by a subsidiary of American Fidelity Corporation, for which Mr. Durrett disclaims beneficial ownership. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for a description of transactions in 1993 between the Company and American Fidelity Assurance Company.

     H. L. HEMBREE, III, 62, is Chairman of the Executive Committee of Merchants National Bank, Fort Smith, Arkansas. Prior to 1989, he was Chairman and Chief Executive Officer of Arkansas Best Corporation, a diversified holding company located in Fort Smith, Arkansas. He has been a director of Oklahoma Gas and Electric Company since 1985, and is a member of the compensation committee of the Board. He beneficially owns, directly or indirectly, 9,077 shares of Common Stock of the Company. This does not include Mr. Hembree's economic interest in 2,446 shares of Common Stock of the Company under the Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF DIRECTORS."

     JOHN F. SNODGRASS, 68, is President Emeritus and Trustee of The Samuel Roberts Noble Foundation, Inc. (a not-for-profit charitable organization) in Ardmore, Oklahoma. He serves as a director of Noble Affiliates Inc., Noble Drilling Corporation, Investors Trust Company and Exchange National Bank and Trust Company, Ardmore, Oklahoma and Centaur Pharmaceuticals, Inc., Sunnyvale, California. Mr. Snodgrass has been a director of Oklahoma Gas and Electric Company since 1985, and is a member of the compensation and the nominating committees of the Board. He beneficially owns, directly or indirectly, 3,600 shares of Common Stock, 34 shares of 4% Cumulative Preferred Stock and 25 shares of 4.24% Cumulative Preferred Stock of the Company.

Directors Whose Terms Expire at 1996 Annual Meeting of
Shareowners

     HERBERT H. CHAMPLIN, 56, is President of Champlin Exploration, Inc., an independent oil producer, and President of Enid Data Systems, computer marketers, both located in Enid, Oklahoma. Mr. Champlin has been a director of Oklahoma Gas and Electric Company since 1982, and is chairman of the audit committee and a member of the nominating committee of the Board. He beneficially owns, directly or indirectly, 2,550 shares of Common Stock of the Company. This does not include Mr. Champlin's economic interest in 2,210 shares of Common Stock of the Company under the Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF DIRECTORS." Mr.Champlin also was engaged separately during 1993 as a part of his principal business occupation in the petroleum industry and had interests in oil and gas wells. During 1993, under terms of gas purchase contracts, the Company paid $323,152 to him and his family business interests. The terms of the contracts were no less favorable to the Company than the terms that would have been obtained from other independent producers.

     MARTHA W. GRIFFIN, 59, is Chairman of the Board of Griffin Television, Inc., located in Oklahoma City, Oklahoma, and also serves as Chairman of the Board of Griffin Food Company (a subsidiary of Griffin Television, Inc.). She serves as a member of the Board of Directors of the Oklahoma Chamber of Commerce and Industry and the Oklahoma Heritage Association. Mrs. Griffin has been a director of Oklahoma Gas and Electric Company since 1987, and is a member of the audit and nominating committees of the Board. She beneficially owns, directly or indirectly, 2,330 shares of Common Stock of the Company. Mrs. Griffin is also a major stockholder of television station KWTV, Channel 9, Oklahoma City, Oklahoma. During 1993, the Company paid an aggregate of approximately $261,724 to KWTV for showing television commercials of the Company. This television time was purchased by contract with the station, and the rate paid was no less favorable to the Company than the rate that would have been paid to similar stations in the Oklahoma City area.

     RONALD H. WHITE, M.D., 57, is a practicing cardiologist and is President of Cardiology, Inc. in Oklahoma City. He serves as a member of the Board of Directors of Baptist Medical Center of Oklahoma City, and was a member of the Board of Regents of the University of Oklahoma for 14 years. Dr. White has been a director of Oklahoma Gas and Electric Company since 1989, and is a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 400 shares of Common Stock of the Company.

Directors Whose Terms Expire at 1995 Annual Meeting of
Shareowners

     JAMES G. HARLOW, JR., 59, is Chairman of the Board, President and Chief Executive Officer of the Company, named to the position of President in 1973, named Chief Executive Officer in 1976, and named Chairman in 1982. He serves as a member of the Board of Directors of Fleming Companies, Inc., Massachusetts Mutual Life Insurance Company and Associated Electric & Gas Insurance Services Limited. Mr. Harlow has been a director of Oklahoma Gas and Electric Company since 1970. He beneficially owns, directly or indirectly, 42,741 shares of Common Stock of the Company.

     BILL SWISHER, 63, is Chairman of the Board and Chief Executive Officer of CMI Corporation, a manufacturer of road construction equipment that is located in Oklahoma City, Oklahoma. Mr. Swisher has been a director of Oklahoma Gas and Electric Company since 1979, and is chairman of the compensation committee and a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 4,390 shares of Common Stock of the Company. This does not include Mr. Swisher's economic interest in 2,940 shares of Common Stock of the Company under the Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF DIRECTORS."

     JOHN A. TAYLOR, 68, is President and majority stockholder of Hiawatha Exploration Company, which is an oil and gas producing company engaged in various oil and gas exploration ventures. From 1976 until 1990, Hiawatha was General Partner for Prominex Gesellschaft MBH of West Germany. He is also President of ComQuest Exploration Company, a high-technology oil and gas exploration organization established in 1986. Both companies are headquartered in Oklahoma City, Oklahoma. Mr. Taylor also has served as an outside director of GTS Corp., Houston, since 1989. At the request of the Board of Directors of GTS Corp., due to the continuing financial problems of GTS Corp., Mr. Taylor served as President of GTS Corp. from March 1992 to June 1993, for which he received no compensation other than the reimbursement of his expenses. In May 1992, GTS Corp. filed a voluntary petition in bankruptcy. Mr. Taylor has been a director of Oklahoma Gas and Electric Company since 1977, and is chairman of the nominating committee and a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 2,394 shares of Common Stock of the Company.

     The information set forth above on share ownership is based on information furnished to the Company by the directors and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

 INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors of the Company met on 11 occasions during 1993. Each director attended at least 92% of the total number of meetings of the Board of Directors and the committees of the Board on which he or she served.

     Committees. The committees of the Company's Board of Directors include a compensation committee, an audit committee and a nominating committee. Members of the compensation committee are Bill Swisher, chairman, and Messrs. Durrett, Hembree and
Snodgrass. During 1993, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to compensation of principal officers, salary policy for the period, benefit programs for employees, compensation for outside directors for service on the Board and the Board committees, and future objectives and goals of the Company.

     Members of the audit committee are Herbert H. Champlin, chairman, Mrs. Griffin and Messrs. Durrett, Swisher, Taylor and Dr. White. During 1993, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to internal audit procedures, engagement of independent public accountants, their review with the independent accountants of the results of the auditing engagement, and matters having a material effect upon the Company's financial operations.

     Members of the nominating committee are John A. Taylor, chairman, Messrs. Champlin and Snodgrass and Mrs. Griffin. During 1993, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to nominees for election as directors. Similarly, recommendations were made concerning membership of the audit, compensation and nominating committees and rotation of committee assignments among directors. It is expected that the nominating committee will consider nominees recommended by shareowners in accordance with the Company's By-laws. The Company's By-laws provide that a shareowner intending to nominate director candidates for election at an Annual Meeting of Shareowners must deliver written notice thereof to the Secretary of the Company not later than 90 days in advance of the meeting. The notice must set forth certain information concerning such shareowner and the nominee(s), including each nominee's name and address, a representation that the shareowner is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareowner and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareowner, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareowner and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Director Compensation. Compensation of non-officer directors of the Company consists of a retainer fee of $1,500 per month; in addition, all non-officer directors receive $ 1,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Non-officer directors may defer payment of all or part of their retainer and attendance fees under the Directors'
Deferred Compensation Plan, which deferred amounts are, at the election of the director, credited to a Dollar Account or a Stock Account or a combination of both, on the date the deferred amounts otherwise would have been paid.

     Deferred amounts credited to the Dollar Account accrue interest approximately equal to the commercial paper rate for established companies. Deferred amounts credited to the Stock Account are converted into common stock units equal in number to the number of shares of the Company's Common Stock which the deferred amounts would purchase based on the fair market value of the Company's Common Stock on the date the deferred amounts would otherwise be paid. The Stock Account is credited on each dividend payment date for the Company's Common Stock with additional common stock units by dividing the aggregate cash dividend which would have been paid if existing common stock units were actual shares of the Company's Common Stock by the fair market value of the Company's Common Stock as of the dividend payment date.

     All deferred amounts are paid in cash, with the value of common stock units based on the fair market value of the Company's Common Stock at the time of payment, in one payment or in installments when the individual ceases to be a director of the Company. In addition, deferred amounts that are credited to the Stock Account are automatically transferred to a Dollar Account upon the occurrence of certain mergers and related transactions in which the Company is not the survivor. As an alternative to the foregoing investment options, the Plan permits a non-officer director to have all or any portion of the deferred retainer and attendance fees applied to purchase life insurance for the director. At March 1, 1994, three directors were participating in the Deferred Compensation Plan.

EXECUTIVE OFFICERS' REMUNERATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Set forth below is the Committee's report on compensation paid to executive officers during 1993.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General. The primary goals of the Committee in setting executive compensation in 1993 were: (i) to provide a total compensation package that enables the Company to attract and retain key executives and (ii) to align the executives' interests with those of shareowners and with Company performance.

     The 1993 compensation of the Company's executive officers was comprised primarily of salary, awards under the Company's Restricted Stock Plan, awards under the new Annual Incentive Compensation Plan and benefits under the Company's Employees' Thrift Plan and pension plan. Virtually all employees, including executive officers, are eligible to participate in the Thrift Plan and the pension plan. Both the Thrift Plan and pension plan have a supplemental restoration plan, that enables executive officers to receive the same benefits that they would have received in the absence of limitations imposed by the federal tax laws on contributions or payouts. In reviewing the benefits under the Thrift Plan, pension plan and related restoration plans, the Committee's goal is to ensure that participants receive benefits commensurate with what similar companies typically offer. The restoration plans for the Thrift Plan and pension plan contain provisions requiring their immediate funding in the event of certain mergers, consolidations or tender offers involving the Company. In 1993, the Committee recommended, and the Board of Directors, adopted a Supplemental Executive Retirement Plan (the "SERP"), which is designed to enable the Company to offer attractive pension benefits to lateral hires. The SERP is not expected to benefit present executive officers generally, due to their existing years of service with the Company.

     In 1993, the Committee made a significant change in its method for compensating executive officers. This change was to shift from a compensation system that was based in large part on individual performance and continued employment to one in which a significant portion of compensation is at risk dependent on Company performance. The Committee's decision to make this change was based primarily on a study by Towers Perrin, conducted at the Committee's request, of the compensation of the Company's executives as compared to the compensation paid to similar executives at the approximately 120 electric utilities included in the Edison Electric Institute Survey (the "Survey Group")/1. The study showed that, while the total compensation of the Company's executive officers was commensurate with the Survey Group, the Survey Group generally had a much larger percentage of total compensation that was at risk based on corporate performance.

     The first step in the process of switching to a more incentive-based system for executive officers occurred in 1992 with the awards of Restricted Stock, the payouts of which, as explained below, were tied not only to continued employment but also to the achievement of specified performance targets over a three-year period. The remaining step occurred in 1993 when the Committee froze the salaries of senior executives and implemented the Annual Incentive Plan. With the implementation of the Annual Incentive Plan, salaries of senior executives were frozen at 1992 levels so that their potential total cash compensation would be consistent with the average cash compensation paid to similar executives by corporations in the Survey Group.

     In 1993, a new Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Under transition rules adopted by the Internal Revenue Service, this new law is not expected to impact the Company with respect to executive compensation paid in 1994. The Committee is reviewing the new law and associated regulations, as well as the structure of its salary and various compensation programs, and its present intent is to take appropriate steps to ensure the continued deductibility of its executive compensation.

     Annual Incentive Plan. The Annual Incentive Plan was adopted in late 1992. Through annual awards, the Plan is designed to provide incentives to key management personnel to achieve Company objectives tied directly to profitability. In 1993, awards were made under the Plan to 10 employees, including all executive officers. Payouts of the awards are in cash and are dependent primarily on the achievement of specified performance goals set by the Committee immediately after the beginning of the performance year. In 1993, these goals were based 50% on earnings per share as compared to earnings goals set by the Committee and 50% on operating and maintenance expense per kilowatt-hour, as compared to approximately 25 electric utilities. The amount of the award for each executive officer was expressed as a percentage of base salary (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company goals, to receive from 0% to 150% of such targeted amount.

/1 While similar, the utilities in the Survey Group are not the same utilities in the Dow Jones Electric Utilities Index utilized in the Stock Performance Graph on page 12. The Survey Group was selected by Towers Perrin and, in the judgment of the Committee, is an appropriate peer group to use for compensation purposes.

     The percentage of the targeted amount that an officer is to receive based on Company performance is subject to being increased or decreased by up to 20 % at the discretion of the Committee, depending on the individual's achievement of pre-established personal goals approved by the Committee. The mere achievement by an officer of his or her personal goals is not intended to increase or decrease the officer's award. Rather, it is only when the officer exceeds or fails to achieve his or her personal goals that the award is to be increased or decreased. For 1993, despite the achievement of a level of performance by the Company to permit the payout of awards under the Plan, the Committee, with the approval of the Board, declined to authorize the payout of any 1993 awards. The Committee's primary reason was that, since the Company had decided to not increase for 1994 the pay schedules for its salaried and non-salaried employees pending the outcome of the Oklahoma Corporation Commission's rate refund and reduction case against the Company, it would be inappropriate to authorize payments to the executives pursuant to the Plan based on 1993 performance. The Committee will reconsider the possible payout of the 1993 awards when directed to do so by the Board and, at such time, may authorize payment to participants based on the Company's and individual's performance in 1993 or may cancel or reduce such payments.

     Restricted Stock Awards. The other significant component of executive compensation in 1993 was awards under the Company's Restricted Stock Plan. The Plan empowers the Committee to make contingent awards of Common Stock ("Restricted Stock") to key employees. Each share of Restricted Stock is subject to a Restricted Period during which the share is subject to forfeiture if the recipient of the share ceases to render substantial services to the Company for any reason (other than death, disability or normal retirement) and during which the share may not be transferred. The Committee has the power in the event of certain mergers, consolidations or tender offers involving the Company to lapse all restrictions on shares of Restricted Stock.

     The 1993 awards under the Restricted Stock Plan were made at the end of 1993 and were based, as required by the Plan, on the individual's performance during 1993. In evaluating an individual's performance,the Committee considered individual job performance, experience and individual characteristics such as leadership and dedication, with no particular weight given to one factor over another. The Committee also considered the long-term incentives provided to executives in the Survey Group and the amount of the 1993 awards made for each executive officer generally represented the long-term incentives awarded to similar executives by corporations in approximately the 50th percentile of the Survey Group. Like prior years, each share of Restricted Stock awarded in 1993 is subject to forfeiture during a Restricted Period as described above. However, the Committee imposed a significant additional condition on the shares awarded to certain key officers in 1992 and in 1993. Such officers generally will be entitled at the end of the Restricted Period to keep the full amount of the shares awarded to them only if the Company during such period meets or exceeds a specific return on equity target as compared to the return on average equity for the approximately ninety electric and combination utility companies shown in the Merrill Lynch & Co. Inc. Utility Data Sheet, with the officer receiving fewer shares and possibly no shares if such target is not achieved. The Committee's rationale for this additional condition was to continue to reward past service and to align the officers' interests with those of shareowners and, at the same time, to tie the Restricted Stock awards directly to long-term performance by the Company. The amount of awarded shares granted in 1993 that an officer will ultimately receive will not be determined until the end of 1996. Prior awards of Restricted Stock were not considered by the Committee in making awards in 1993.

     CEO Compensation. The 1993 compensation for Mr. Harlow, the Chief Executive Officer of the Company, consisted of the same components as the compensation for other executive officers. His salary was frozen with the adoption of the Annual Incentive Plan, so that his total potential cash compensation would approximate the average cash compensation for chief executive officers of the companies in the Survey Group. His targeted award under the Annual Incentive Plan was 10% of his base salary (i.e. $50,000), and, as stated above, the Committee has postponed the decision on whether any payout of awards to participants in the Plan should occur based on 1993 performance. At the present time, it is the intent of the Committee to keep Mr. Harlow's salary at its current level for 1994 and 1995, and to increase his targeted awards from 10% of his salary to 20% of his salary for 1994 and from 20% to 30% for 1995. With respect to Mr. Harlow's Restricted Stock Award, the award was based on Mr. Harlow's performance in 1993. Additionally, the Committee compared the award to Mr. Harlow to the long-term compensation of other chief executive officers in the Survey Group. Consideration also was given to Mr. Harlow's 17 years of experience as Chief Executive Officer of the Company, his demonstrated leadership skills and his positive reputation within the community and utility industry. Based on these factors, the Committee determined to grant Mr. Harlow a Restricted Stock award having an approximate value at the date of its grant of 30% of his base salary. As was the case with respect to awards of Restricted Stock to other key officers, Mr. Harlow's ultimate receipt of the shares awarded to him will be dependent upon the Company's achievement of specified return on equity targets during 1994, 1995 and 1996.

               Compensation Committee
Bill Swisher, Chairman        Hugh L. Hembree, III, member
William E. Durrett, member    John F. Snodgrass, member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bill Swisher is the Chairman and William E. Durrett, H.L. Hembree, III and John F. Snodgrass are the members of the Compensation Committee. William E. Durrett, also serves as Chairman of the Board and Chief Executive Officer of American Fidelity Corporation and as Chairman of the Board of its subsidiary American Fidelity Assurance Company. In 1993, the Company paid American Fidelity Assurance Company $1,123,208 (which includes employee contributions) for a long-term disability policy for its employees and $593,322 for services in administering the Company's medical, health and similar benefit plans. The terms of these transactions were no less favorable to the Company than the terms that would have been obtained from similar insurance companies. It is expected that similar transactions will occur in the future.

SUMMARY COMPENSATION TABLE

     The following table provides information regarding compensation to the Company's Chief Executive Officer and four other most highly compensated executive officers for the past three years.
                                                                                Long Term Compensation
                                                                         -------------------------------------
                                          Annual Compensation                      Awards             Payouts
                                  ------------------------------------   -------------------------   ---------
                                                             Other       Restricted     Securities
                                                             Annual        Stock        Underlying     LTIP       All Other
Name and Principal                            Bonus 1/    Compensation    Awards 2/      Options/     Payouts   Compensation 3/
     Position           Year      Salary ($)     ($)          ($)           ($)           SAR (#)       ($)          ($)
- ------------------      ----      ----------  --------    ------------   ----------     ----------    -------   ---------------
J.G. Harlow, Jr.        1993      500,000         -            0           149,976           0           0          55,296
Chairman, President     1992      500,000         0            0           149,993           0           0          50,621
 and Chief Executive    1991      475,000         0            0            94,988           0           0            -
 Officer

P.J. Ryan               1993      295,000         -            0            73,728           0           0          30,409
Executive Vice          1992      295,000         0            0            73,718           0           0          29,006
 President and Chief    1991      280,000         0            0            55,986           0           0            -
 Operating Officer

B.G. Bunce              1993      195,000         -            0            38,988           0           0          24,543
Senior Vice President   1992      195,000         0            0            38,980           0           0          22,145
 Accounting and         1991      185,000         0            0            36,963           0           0            -
 Administration

A.M. Strecker           1993      195,000         -            0            38,988           0           0          20,216
Vice President and      1992      195,000         0            0            38,980           0           0          19,868
 Treasurer              1991      185,000         0            0            36,963           0           0            -

S.E. Moore              1993      160,000         -            0            31,968           0           0          13,940
Vice President-Law      1992      160,000         0            0            31,987           0           0          13,318
 and Public Affairs     1991      150,000         0            0            29,970           0           0            -

1/ As explained on page 9, consideration of payment of bonuses based on 1993 performance has been deferred by the Compensation
   Committee.

2/ Amounts in this column reflect the market value of the shares of Restricted Stock awarded under the Company's Restricted
   Stock Plan, based on the closing price of the Company's Common Stock on the date the award was made. The number of shares awarded in 1993, 1992 and 1991 was as follows: (i) Mr. Harlow, 4,166 shares, 4,633 shares and 2,282 shares, respectively;
   (ii) Mr. Ryan, 2,048 shares, 2,277 shares and 1,345 shares, respectively; (iii) Mr. Bunce, 1,083 shares, 1,204 shares and
   888 shares, respectively; (iv) Mr. Strecker, 1,083 shares, 1,204 shares, and 888 shares, respectively; and (v) Mr. Moore,
   888 shares, 988 shares and 720 shares, respectively. In the absence of death, disability or normal retirement, the shares awarded to these individuals in 1993 and 1992 are subject to forfeiture for three years with the amount the recipient ultimately receives dependent on Company performance, while the shares awarded in 1991 vest as follows: 20% at the end of each of the first three years following the year in which granted and 40% at the end of the fourth year following the year in which granted. The total number of shares and market value of Restricted Stock held by each of the named individuals as of December 31,1993, were as follows: Mr. Harlow, 11,078 shares, $409,886; Mr. Ryan,
   5,668 shares, $209,716; Mr. Bunce, 3,176 shares, $117,512; Mr. Strecker, 3,176 shares, $117,512; and Mr. Moore,
   2,601 shares, $96,237.  Dividends are paid to these individuals on the shares of Restricted Stock owned by them.

3/ Amounts in this column for 1993 reflect: (i) for Mr. Harlow, $22,500 (Thrift Plan and Thrift Restoration Plan) and
   $32,796 (insurance premiums); (ii) for Mr. Ryan, $13,275 (Thrift Plan and Thrift Restoration Plan) and $17,134
   (insurance premiums); (iii) for Mr. Bunce, $8,775 (Thrift Plan) and $15,768 (insurance premiums); (iv) for
   Mr. Strecker, $8,775 (Thrift Plan) and $11,441 (insurance premiums); and (v) for Mr. Moore, $4,800 (Thrift Plan)
   and $9,140 (insurance premiums).  A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies.  Information for 1991 is omitted from this column as permitted by the SEC's rules.

     To the extent the table shows zeros for bonuses, other annual compensation, stock options, stock appreciation rights or payouts under long-term incentive plans for a particular year, these forms of compensation were not provided to executive officers in such year or, in the case of other annual compensation, the amounts were below the threshold required for disclosure under the SEC's rules.


PENSION PLAN TABLE

     The Company maintains a qualified non-contributory Retirement Plan covering all employees of the Company who have completed one year's service. Subject to limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), benefits under the Retirement Plan are based upon the five highest consecutive years of cash compensation (which for the executives named in the Summary Compensation Table has consisted to date solely of salaries) during an employee's last ten years prior to retirement and length of service. Social Security benefits are deducted in determining benefits payable under the Plan. Remuneration covered by the Plan includes salaries and overtime pay. Retirement benefits are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age
55 and completing five or more years of service), to former employees after reaching retirement age who have completed five or more years of service before terminating their employment and to participants after reaching retirement age upon total and permanent disability. As indicated above, the benefits payable under the Plan are subject to maximum limitations under ERISA. Should benefits at the time of retirement exceed the then permissible limits of ERISA, the Retirement Restoration Plan will provide benefits through a lump-sum distribution actuarially equivalent to the amounts that would have been payable annually under the Retirement Plan but for the ERISA limits. The Company funds the estimated benefits payable under the Retirement Restoration Plan through contributions to a trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan.

     The following table sets forth the estimated annual benefits payable upon normal retirement under the Company's Retirement Plan and Retirement
Restoration Plan to persons in the remuneration classification specified.

    Average                    Years of Service at Retirement
 Compensation             -----------------------------------------------
5 Highest Years            10         20         30        40         45
- ---------------------------------------------------------------------------
  $100,000             $ 13,648   $ 27,295   $ 40,943   $ 54,590   $ 61,414
   125,000               17,398     34,795     52,193     69,590     78,289
   150,000               21,148     42,295     63,443     84,590     95,164
   200,000               28,648     57,295     85,943    114,590    128,914
   250,000               36,148     72,295    108,443    144,590    162,664
   300,000               43,648     87,295    130,943    174,590    196,414
   350,000               51,148    102,295    153,443    204,590    230,164
   400,000               58,648    117,295    175,943    234,590    263,914
   450,000               66,148    132,295    198,443    264,590    297,664
   500,000               73,648    147,295    220,943    294,590    331,414
   550,000               81,148    162,295    243,443    324,590    365,164
   600,000               88,648    177,295    265,943    354,590    398,914

         As of December 31,1993, the credited years of service for individuals listed in the remuneration table on page 10 are as follows:

J. G. Harlow, Jr. - 32 years; P. J. Ryan - 32 years; B. G. Bunce - 44 years;
A. M. Strecker - 22 years; and S. E. Moore - 19 years.

         In 1993, the Company adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded supplemental plan that is not subject to the benefits limit imposed by ERISA. The plan generally provides for an annual retirement benefit at age 65 equal to 65 % of the participant's average cash compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Company's Retirement and Restoration Plans described above and by amounts received under pension plans from other employers. None of the individuals listed in the remuneration table on page 10 is expected to receive benefits under the SERP at normal retirement as the benefits payable to such individuals under the Company's Retirement and Restoration Plans are expected to exceed the benefits payable under the SERP.

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Dow Jones Equity Market
Index and the Dow Jones Electric Utilities Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988, and that all dividends were reinvested.



                     (Performance graph shown here)




                                               December 31,
|---------------------------------------------------------------------------|
|                                   1988   1989   1990   1991   1992   1993 |
|---------------------------------------------------------------------------|
|OG&E                                100    128   137    165    137     161 |
|---------------------------------------------------------------------------|
|Dow Jones Equity Market Index       100    131   126    167    181     199 |
|---------------------------------------------------------------------------|
|Dow Jones Electric Utilities Index  100    131   133    173    185     206 |
|---------------------------------------------------------------------------|


SECURITY OWNERSHIP

     Information regarding ownership of the Company's stock by each of the Directors of the Company is set forth under "INFORMATION ABOUT DIRECTORS AND NOMINEES." The following table shows the number of shares of the Company's Common Stock and Preferred Stock beneficially owned on March 1, 1994, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                              Number of            Number of
                           Common Shares 1/    Preferred Shares 1/
- ------------------------------------------------------------------
J.G. Harlow, Jr.               42,741                   0
P.J. Ryan                      27,322                   0
B.G. Bunce                     19,754                   0
A.M. Strecker                  16,336                   0
S.E. Moore                     14,049                   0

All Executive Officers and
Directors as a group          185,687                  87
(18 persons)

1/  No more than 0.1 % of the class for each executive officer and
    0.5 % of the class for all executive officers and directors as a group. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 121,852 shares of Common Stock representing their interest in shares held under the Company's Employees' Stock Ownership Plan, Thrift Plan and Restricted Stock Plan, for which in certain instances they have voting power but not investment power.

    The foregoing information on share ownership is based on information furnished to the Company by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     During 1993, Oklahoma Gas and Electric Company engaged Arthur Andersen & Co. as its independent public accountants. The Board of Directors has appointed Arthur Andersen & Co. as the independent public accountants for the Company for 1994. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Shareowners and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareowners at the meeting.


SHAREOWNER PROPOSALS

     Any shareowner proposal intended to be presented at the Annual Meeting in 1995 must be received by the Company on or before November 29, 1994, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 1995 proxy statement.


LOCATION OF METRO TECH BUSINESS CONFERENCE CENTER



                    (Map shown here)



From I-35 north or southbound, exit at Northeast 36th
Street; proceed west on 36th to Martin Luther King Boulevard.
Turn north to Metro Tech Business Center.

From I-44 east or westbound, exit at Martin Luther King Boulevard;
proceed south on Martin Luther King Boulevard to Metro Tech Business Center.

                               APPENDIX
                             ------------

The following graphic image information was omitted in electronic submission:


        Description                               Page No.
        ------------------------                  --------
   1.   Performance Graph                            12

   2.   Map of Meeting Location                      13

                                                                 OKLAHOMA GAS AND ELECTRIC COMPANY
         O G & E                                                 Annual Meeting of Shareowners
         ELECTRIC SERVICE                                        May 19,1994


 P
            The undersigned hereby appoints James G. Harlow, Jr., John A. Taylor, and Bill Swisher, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies
 R       of the undersigned to represent and to vote all shares of stock of Oklahoma Gas and Electric Company held of record by the undersigned on March 21, 1994, at the Company's Annual Meeting of Shareowners to be held on
         May 19, 1994, and at all adjournments thereof, on all matters coming before said meeting.
 O

            THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF
 X       NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE
         NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD.

 Y
         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
         ENVELOPE. Unless you attend and vote in person, you MUST sign and return your proxy in order to have your shares voted at the meeting.


_______________________________________________________________________________________________________________________________


PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHOULD SIGN. ATTORNEY, EXECUTOR,
ADMINISTRATOR, TRUSTEE OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.
 ____________________________________________________________
|PROXY NUMBER| TOTAL COMMON SHARES INCLUD-|  4% CUMULATIVE   |
|            | ING REINVESTMENT PLAN AND  |  PREFERRED SHARES|
|            |    CUSTOMER STOCK PLAN     |                  |
|____________|____________________________|__________________|
                                                                  The Board recommends a vote FOR the election as directors
                                                                of the nominees named below.

                                                                1. Election of Directors.
  X                                     /  / 94                    NOMINEES:
__________________________________   __________                    William E. Durrett; H. L. Hembree, III; John F. Snodgrass
         Signature of Shareowner        Date
  X                                     /  / 94                    [] FOR all nominees (list exceptions below).
__________________________________   __________
         Signature of Shareowner        Date
                                                                   ____________________________________________________________

                                                                   Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line above.

                                                                   [] WITHHOLD AUTHORITY to vote for all nominees.


                                                                    2. In their discretion, the proxies are authorized to
                                                                       vote upon such other business as may properly come
                                                                       before the meeting.
